SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 31, 2008

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On January 31, 2008, Boston Private Financial Holdings Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with SunTrust Bank as administrative agent to provide a committed line of credit. The Credit Agreement provides for a line of credit to be made available to the Company in an amount up to $75 million, which amount may be increased from time to time by an additional aggregate amount of $50 million upon request of the Company and subject to arranging commitments. The purpose of the line of credit is to refinance indebtedness outstanding, to finance working capital needs, permitted investments, dividends and acquisitions, and for other general corporate purposes of the Company and its subsidiaries. The Company is required to comply with certain affirmative and negative covenants and maintain various financial ratios including without limitation various minimum capital and loan loss ratios in conjunction with the line of credit. The Company is required to pay interest on the amount borrowed at a floating rate. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed herewith.

Item 9.01    Exhibits

(d)	Exhibits.

99.1	Credit Agreement among Boston Private Financial Holdings, Inc., as Borrower, SunTrust Bank, as Administrative Agent, and the Lenders named therein, dated as of January 31, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Walter M. Pressey
Name:	Walter M. Pressey
Title:	President

Date: February 5, 2008